Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (hereafter, this “Agreement”) is made and entered into by Cinco NRG, LLC, a Wyoming limited liability company,  with an address of 11011 Richmond Avenue, Houston, Texas 77042; (the “Seller”), and Petrodome Bloomington, LLC, a Texas limited liability company,  with an address of 4200 Montrose Boulevard, Suite 150, Houston, Texas 77006 (as “Buyer”) (collectively, “the Parties”).

For and in consideration of the mutual covenants and agreements set out below, and the benefits to be derived, the receipt and sufficiency of which are acknowledged, the Parties hereby enter into this Agreement and agree as follows:

ARTICLE I

PURCHASE AND SALE
1.1 Property.   All of the following shall be referred to as the “Property”:

All Seller’s right, title and interest in the “Oil and Gas Leases”, “Wells”, “Pipelines”, “Easements” and “Contracts” described in Exhibit “A” attached hereto and made a part hereof, including the rights of Seller under all agreements, oil and/or gas purchase and sales contracts, permits and rights-of-way relating thereto, together with a like undivided interest in the personal property, fixtures and improvements used in connection therewith, all of which collectively are referred to herein as “the Property.”  Working interest and net revenue interest under wells applicable to the Property shall be as set forth in Exhibit “A”

1.2 Purchase and Sale of Property.   In consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and a full discharge granted in connection therewith,  upon full execution of this Agreement, Seller does hereby transfer, grant, bargain, sell, convey and assign to Buyer all of its right title and interest in and to the Property, subject to the terms and conditions of this Agreement.

The Buyer hereby accepts the foregoing Agreement and binds and obligates itself, and its successors and assigns, to comply with all obligations of Seller thereunder and to indemnify and maintain Seller harmless as against such obligations.  This Agreement shall bind and inure to the benefit of Buyer, and its successors and assigns.  Nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

1.3 Effective Time.   The purchase and sale of the Property shall be effective for all purposes as of 12:01 AM. Central Standard Time on January 1, 2015, (the “Effective Time”). The “Closing Date” shall be not later than February 2, 2015, subject to extensions as provided herein.

ARTICLE II

PURCHASE PRICE

2.1 Purchase Price and Closing Date.   The “Purchase Price” for the Property shall be Five Hundred Thousand ($500,000.00), as adjusted in accordance with Section 2.2, the “Adjusted Purchase Price” to be paid on the Closing Date by wire transfer of immediately available funds paid concurrently with the execution of this Agreement (Exhibit “B” wiring instructions for Seller).

2.2 Adjusted Purchase Price.  The Purchase Price shall be adjusted at or after Closing as follows and the resulting amount shall be referred to as the Adjusted Purchase Price.

(a) The Purchase Price shall be adjusted upward by the following:

(1) The value of all merchantable, allowable oil and/or gas in storage above the pipeline connection at the Effective Time that is credited to the Property, the value to be the actual price received by Buyer from the production purchaser  as of the Effective Time less applicable taxes and royalties;

(2) The amount of all actual direct operating expenditures   and capital expenditures paid by Seller to Buyer that are attributable to the Property during the period of time between the Effective Time and the Closing Date; and,

(b) The Purchase Price shall be adjusted downward by the following:

(1) The proceeds received by Seller that are attributable to the Property for production from the Property for that period of time subsequent to the Effective Time

(2) An amount equal to all unpaid ad valorem, property, production, severance, and similar taxes and assessments based on or measured by the ownership of the Property or the production of hydrocarbons or the receipt of proceeds accruing to the Property prior to the Effective Time, which amount shall be based upon the taxes assessed against the Property for the preceding calendar year or, in the cases where the taxes are assessed on other than a calendar year basis, for the preceding tax period.

(3) The Purchase Price shall be adjusted to reflect the payment by Cinco NRG, LLC to Petrodome Bloomington, LLC for unpaid back expenses related to the Property incurred prior to the Effective Date in the amount of $239,062.72

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Seller.   Seller makes no representations and warranties other than the following:

(a) Seller is a corporation validly existing and in good standing under the laws of the State of Wyoming and is duly qualified to carry on its business in the State of Texas.

(b) Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate or be in conflict with any provision of Seller’s charter, bylaws or governing documents, or any contracts, agreements, or instruments to which Seller is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Seller.

(c) The execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all requisite action, corporate and otherwise, on the part of Seller, to the extent necessary or required.  This Agreement has been duly executed and delivered on behalf of Seller and this Agreement does constitute a legal and valid obligation of Seller.

(d) Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility.

(e) To the best of Seller’s knowledge and belief, no suit, action or other proceeding (collectively referred to herein as “Claims”) is pending or threatened before any court or governmental agency and there are no liens (inchoate or otherwise) that relate to the Property or that might result in impairment  or loss of Seller’s title to any portion  of the Property, the value of the Property, or that might hinder or impede the operation or enjoyment of the Property.

3.2 Representations and Warranties of Buyer.   Buyer makes no representations and warranties other than the following:

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified to carry on its business in the State of Texas.

(b) Buyer has all requisite power and authority to carry on its business as presently conducted to enter into this Agreement, to purchase the Interests on the terms described in this Agreement and to perform its other obligations provided for in this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Buyer’s charter, bylaws or governing documents, or any agreement or instrument to which Buyer is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer.

(c) The execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all requisite action, corporate and otherwise, on the part of Buyer, to the extent necessary or required.  This Agreement has been duly executed and delivered on behalf of Buyer, this Agreement does constitute legal and valid obligations of Buyer.

(d) Buyer has incurred no liability, contingent or otherwise, for Brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility.

(e) Buyer has in its possession or available to it sufficient funds in order to close the purchase and sale transaction as contemplated in this Agreement.

ARTICLE IV

COVENANTS
4.1 Covenants of Seller. To the extent possible, Seller covenants as follows:

Seller shall use its best efforts to take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the sale of the Property and the transactions contemplated by this Agreement and to assure that as of the Closing Date Seller will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

4.2   Covenants of Buyer.   Buyer covenants and agrees with Seller as follows:

(a) Buyer shall pay Adjusted Purchase Price to Seller and use reasonable efforts to take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the purchase of the Property and the transactions contemplated by this Agreement and to assure that as of the Effective Time and the Closing Date Buyer will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

(b) From and after the Effective Date Buyer shall pay or cause to be paid unpaid ad valorem, property, production, severance, and similar taxes and assessments based on or measured by the ownership of the Property or the production of hydrocarbons or the receipt of proceeds accruing to the Property from and after the Effective Time and shall indemnify and hold Seller harmless from any liability for the failure to pay or discharge same.

ARTICLE V

CLOSING

5.1 Date of Closing.   Subject to the conditions stated in this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall be held at 10:00 a.m. on or before February 2, 2015, or such other date and time as Buyer and Seller agree to in writing.  This date, as amended, if amended, shall be referred to as the “Closing Date.”

5.2 Place of Closing.   The Closing shall be held at the offices of Buyer, or at such other place as Buyer and Seller may agree upon in writing.

5.3 Closing Obligations.   At the Closing the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Buyer and Seller shall sign the Closing Statement (see Exhibit “C”) reflecting Article 2.2, with agreement to the Adjusted Purchase Price.

(b) Buyer shall deliver to Seller confirmation of a wire transfer to Sellers account in immediately available funds for the Adjusted Purchase Price.

(c) Seller by execution of this document shall deliver to Buyer exclusive possession of the Property.

ARTICLE VI

OBLIGATIONS AFTER CLOSING

6.1 Post-Closing Adjustments.   Within 30 days after the Closing Date, Buyer shall prepare, in accordance with this Agreement, a statement (the post closing “Settlement Statement”) setting forth as of the Effective Date each adjustment or payment which was not finally determined as of the Closing with the Closing Statement, and showing the calculation of such adjustments. As soon as practicable after receipt of the Settlement Statement, Seller shall deliver to Buyer a written report containing any changes which Seller proposes be made to the Settlement Statement. The Parties shall undertake to agree upon the amounts due pursuant to such post-closing adjustments no later than 60 days after the Closing Date.

6.2 Sales Taxes.   Buyer shall pay all sales taxes occasioned by the sale of the Property, if any.

6.3 Assumption and Indemnification.   As of and after the Effective Time, Buyer shall do the following:

Buyer shall assume, defend, indemnify and hold Seller and Seller’s employees, officers, directors, managers, partners, representatives and affiliates harmless against all Claims, liabilities, costs, demands and causes of action of every kind in connection with the Property. In addition to the indemnity set forth above, Buyer shall indemnify, defend and hold Seller and Seller’s employees, officers, directors, managers, partners, representatives and affiliates harmless against all liabilities, claims and costs, demands and causes of action of every kind in connection with the use, occupancy, operation or abandonment of the Property that occurs after the Effective Time.

6.4 Proceeds of Production.   Buyer shall be entitled to receive all proceeds of production, attributable to the Property on and after the Effective Time. Seller shall be entitled to receive all proceeds of production attributable to the Property prior the Effective Time.

6.5 Further Assurances.   Seller and Buyer shall execute, acknowledge, and deliver or cause to be executed, acknowledged, and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any Exhibit, document, certificate, or other instrument delivered pursuant to this Agreement.

6.6 Survival.   Except to the extent otherwise provided in this Section 8.6 all representations, warranties, covenants, agreements and indemnities provided in this Agreement shall survive Closing and remain in full force and effect and binding on each Seller and Buyer for a period of one (1) year following the Closing Date.  The provisions of Sections 6.3, 7.3, 7.6, 7.7, 7.8 as well as this Section 6.6 shall survive without limitation.

ARTICLE VII

MISCELLANEOUS

7.1 Expenses.   Except as otherwise specifically provided in this Agreement, all fees, costs, and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including with limitation, legal and accounting fees, costs and expenses.

7.2 Notices.   All notices and communications required or permitted under this Agreement shall be in writing and shall be effective when delivered addressed as follows:

Cinco NRG, LLC (Seller)	Petrodome Bloomington, LLC (Buyer)
11011 Richmond Avenue, Suite 525	4200 Montrose Boulevard, Suite 150
Houston, Texas 77042	Houston, Texas 77006
Attention: D, Hughes Watler, Jr.	Attention: Gregory K. Sampson
Title: Chief Financial Officer	Title: Vice President Land
(713) 479-7050	(713) 820-6618
Hughes Watler-HWatler@caprockoil.com	Greg Sampson-greg@petrodomeenergy.com

Either party may, by written notice delivered to the other, change the address to which delivery shall thereafter be made.

7.3 Amendment.   This Agreement may not be altered or amended, nor any rights provided for in this Agreement waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver.

7.4 Announcements.   The Parties shall consult with each other with regard to all press releases and other announcements concerning this Agreement or the transaction contemplated by this Agreement and, except as may be required by applicable laws or regulations of any governmental agency, Buyer and/or Seller shall not issue any press release or any other announcement without the prior written consent of the other party.

7.5 Counterparts.   This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all together shall constitute but one and the same instrument. This Agreement shall become operative when each party has executed at least one counterpart of this Agreement.

7.6 Governing Law and Forum.   This Agreement and the transactions contemplated by this Agreement shall be construed in accordance with, and governed by, the laws of the State of Texas.  All suits arising with respect to this Agreement shall be filed in the state and federal courts of competent jurisdiction in Harris County, Texas.

7.7 Entire Agreement.   This Agreement (including all Exhibits) constitutes the entire understanding between Buyer and Seller with respect to the subject matter of this Agreement, and supersedes all negotiations, prior discussions, prior agreements, and understandings relating to such subject matter. No material representation, warranty, covenant, agreement, promise, inducement or statement, whether oral or written, has been made by Seller or Buyer and relied upon by other that is not set forth in this Agreement or in the instruments referred to in this Agreement, and Seller and/or Buyer shall not be bound by or liable for any alleged representation, warranty, covenant, agreement, promise, inducement, or statement not set forth in this Agreement.

7.8 Several and Not Joint.   Notwithstanding any other provision to the contrary, the parties expressly agree that the respective obligations of the Sellers hereunder shall be several and not joint.

This Agreement is signed on this 28th day of January, 2015 (“the Signing Date”) by Seller and Buyer, but shall be deemed effective for all purposes as of the Effective Time.

SELLER:

Cinco NRG, LLC.

_________________________________
D. Hughes Watler, Jr, Chief Financial Officer

BUYER:

Petrodome Bloomington, LLC

_________________________________
Robert G. Wonish, President & COO